EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

Board of Directors

Workhorse Group Inc.

We consent to the incorporation by reference in the following Registration Statements:

i.	Form S-8 Registration Statements File No. 333-193425 filed with the SEC on January 17, 2014;

ii.	Form S-8 Registration Statements File No.333-196631 filed with the SEC on June 10, 2014; and

iii.	Form S-3/A Registration Statement File No. 333-213100 filed with the SEC on December 12, 2016.

of our report dated March 14, 2018 (May 9, 2018 as to the effect of the restatement discussed on Note 1) on our audits of the balance sheets of Workhorse Group Inc. as of December 31, 2017 and 2016 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended included in this Form 10-K.

/s/ Clark, Schaefer, Hackett & Co.

Cincinnati, Ohio

May 9, 2018